Exhibit 15.1

September 1, 2022

The shareholders and the Board of Directors of Procaps Group, S.A.

9 rue de Bitbourg, L-1273

Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B253360

We are aware that our report dated August 26, 2022 on our review of the interim financial information of Procaps Group, S.A. appearing in this Prospectus Supplement, is incorporated by reference in Registration Statement No. 333-261366 on Form F-1.

/s/ Deloitte & Touche

Barranquilla, Colombia